                                                                   Exhibit (e.2)

                                    AMENDMENT
                                       TO
                             UNDERWRITING AGREEMENT
                                       FOR
                               ING PARTNERS, INC.

The Underwriting Agreement dated May 1, 2003, by and between ING Financial Advisers, LLC, (the "IFA") and ING Partners, Inc. (the "Fund") (the "Agreement") is hereby amended as of October 1, 2003, in the manner set forth below:

WHEREAS, the USA Patriot Act of 2001 and the regulations promulgated thereunder (collectively, the "USA Patriot Act") imposes anti-money laundering requirements on financial institutions, including mutual funds;

WHEREAS, the Fund recognizes the importance of complying with the USA Patriot Act and the Fund has developed and implemented a written anti-money laundering policy in conjunction with ING Americas, which incorporates a customer identification program, that is designed to satisfy the requirements of the USA Patriot Act (the "Fund's AML Program");

WHEREAS, the USA Patriot Act authorizes a mutual fund to delegate to a service provider, including its transfer agent, the implementation and operation of aspects of the Fund's anti-money laundering program;

WHEREAS, pursuant to the Fund's AML Program, the Fund relies on IFA, a broker-dealer and the Fund's principal underwriter, to establish and verify the identity of its institutional account holder customers, the source of such customer funds and the nature of the customer's business, and the Fund's Board of Directors has determined that it is reasonable to rely on IFA for such services; and

WHEREAS, the Fund desires to delegate to IFA the implementation and operation of its customer identification program and IFA desires to accept such delegation.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement pursuant to the terms thereof, as follows:

1.   Duties

     1.1 Subject to the terms and conditions set forth in the Agreement, the Fund hereby delegates to IFA the following functions with respect to the implementation of new customer accounts and the operation of existing customer accounts as required by the Fund's Anti-Money Laundering Policy and Section 103.131(b) of Section 326 of the USA Patriot Act (the "CIP Regulations"), effective October 1, 2003:

          o Obtaining the following identifying information from each customer, as applicable: (i) name, (ii) address and (iii) tax payer identification number;

          o Verifying the identification of each institutional account holder, through documents or through non-documentary methods, in accordance with the CIP Regulations, so as to permit a reasonable belief that the true identity of the customer is known, provided however, that when it is determined that a prospective institutional account holder is a subsidiary of ING Groep, N.V., the verification of such entity's identity will not need to be separately verified other than the collection of its name, address and tax identification number;

          o Determining, within the time required by law, whether the institutional account holder appears on any list of known or suspected terrorists or terrorist agencies issued by a Federal government agency and designated as such by the Department of Treasury;

          o In consultation with the Fund's MLRO as applicable, determining, in a case in which identity cannot be verified, what action should be taken with respect to the institutional account holder and whether a suspicious activity report should be filed;

          o Creating and retaining records documenting the performance of these functions as required by the Fund's Anti-Money Laundering program.

     1.2 IFA agrees to perform such delegated duties subject to and in accordance with the terms and conditions of the Agreement. IFA has provided a copy of its anti-money laundering program to the Fund and will provide to the Fund any material modifications to its anti-money laundering program promptly after their adoption. With respect to any internal audits of IFA's anti-money laundering program, IFA agrees to provide a prompt report regarding any exceptions to its program in connection with the Fund and its institutional accounts to the Fund's designated Money Laundering Reporting Officer provided such disclosure is permitted by the information sharing provisions of the USA Patriot Act.

2.   Representation

     IFA represents that it is subject to NASD Rule 3011 implementing the anti-money laundering compliance program requirements of 31 U.S.C. 5318(h) and is regulated by the U.S. Securities and Exchange Commission, a federal functional regulator.

3.   Certification

     In connection with the performance by IFA of the above-delegated duties, IFA agrees that it shall certify to the Fund, on an annual basis, that IFA
     (i) has implemented an anti-money laundering program reasonably calculated to comply with the USA Patriot Act and other applicable laws and regulations and (ii) has performed the functions that it has agreed to perform in Section 1 above.

4.   Consent to Examination

     In connection with the performance by IFA of the above-delegated duties, IFA understands and acknowledges that the Fund remains responsible for ensuring compliance with the USA Patriot Act and that the records IFA maintains for the Fund relating to the Fund's AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. IFA hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, IFA will use its best efforts to make available during normal business hours, all required records and information concerning the implementation of the Fund's customer identification program for review by such examiners.

5.   Limitation of Delegation

     The Fund acknowledges and agrees that in accepting the delegation hereunder, IFA is agreeing to perform only those aspects of the Fund's AML Program relating to the implementation and operation of customer accounts as specified in Section 1 above that have been expressly delegated hereby and is not undertaking and shall not be responsible for any other aspect of the Fund's AML Program or for the overall compliance by the Fund with the USA Patriot Act.

6.   Miscellaneous

     6.1 In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

     6.2 Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date set forth above.


ING FINANCIAL ADVISERS, LLC             ING PARTNERS, INC.


By:     /s/ Christina Lareau            By:    /s/ Laurie M. Tillinghast
        ----------------------------           ---------------------------------
Name:   Christina Lareau                Name:  Laurie M. Tillinghast
        ----------------------------           ---------------------------------
Title:  Vice President                  Title: Vice President
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